Exhibit 99.3

Dated 5 May 2017

INNOCOLL PHARMACEUTICALS LIMITED

 and

 INNOCOLL HOLDINGS PLC

 and

 THE EUROPEAN INVESTMENT BANK

 and

 GURNET POINT L.P.

INTERCREDITOR DEED

Contents

Clause		Page
1	Definitions	3
2	Ranking	10
3	Deferral Undertakings	11
4	Amendments and waivers in relation to Subordinated Agreements	15
5	Undertaking by Senior Creditor	15
6	Sharing among Creditors	16
7	Subordination	18
8	Application of proceeds	19
9	Continuing obligations	21
10	Benefit of this Deed	21
11	Notices and other matters	21
12	Law and jurisdiction	23

THIS DEED is dated                        2017 and made

BETWEEN:

(1)	Innocoll Pharmaceuticals Limited, a company incorporated in Ireland, having its registered office at Unit 9, Block D, Monksland Business Park, Monksland, Athlone, Ireland (the Borrower);

(2)	Innocoll Holdings Plc, a company incorporated in Ireland, having its registered office at Unit 9, Block D, Monksland Business Park, Monksland, Athlone, Ireland (the Guarantor);

(3)	The European Investment Bank having its seat at 100 boulevard Konrad Adenauer, L-2950 Luxembourg (the Senior Creditor); and

(4)	Gurnet Point L.P., a Delaware limited partnership (with registered number 5495845), acting through its general partner, Waypoint International GP LLC (Gurnet Point).

WITNESSES as follows:

1	Definitions

1.1	In this Deed:

Acceleration Event means the Senior Creditor exercising any of its rights under article 10.01 (Right to demand repayment) of the Senior Finance Contract

Affiliate means, in relation to any person, another person that, directly or indirectly, is controlled by such first person (as used in this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by Agreement or otherwise)

Agreement means any legally binding written, oral or other agreement, amendment, contract, subcontract, lease, understanding, instrument, note, debenture, indenture, warrant, option, warranty, purchase order, license, sublicense, insurance policy or other similar legally binding commitment or undertaking of any nature

Backstop Date means 31 December 2017

Business Day has the meaning given to that term in the Senior Finance Contract

Cash means, at any time, cash denominated in Euro or US Dollars credited to an account of the Borrower for so long as:

(a)
repayment of that cash is not contingent on the prior discharge of any other indebtedness of the Borrower or of any other person whatsoever or on the satisfaction of any other condition (unless such contingency is imposed by a Senior Finance Document);

(b)	there is no Security over that cash except for any Transaction Security or any Security permitted pursuant to the terms of article 7.02 (Negative pledge) of the Senior Finance Contract; and

(c)	the cash is freely and immediately available to be applied in repayment or prepayment of the Senior Liabilities

Charged Property means all of the assets which from time to time are, or are expressed to be, the subject of the Transaction Security

Collateral Instruments means notes, bills of exchange, certificates of deposit and other negotiable and non-negotiable instruments, guarantees, indemnities and other assurances against financial loss and any other documents or instruments which contain or evidence an obligation (with or without security) to pay, discharge or be responsible directly or indirectly for, any Liabilities of any Debtor or any other person liable

Creditor Liabilities means the Senior Liabilities and the Subordinated Liabilities

Creditors means the Senior Creditor and the Subordinated Creditor

Debt Documents means the Senior Finance Documents and the Subordinated Agreements

Debtor means any of the Borrower and the Guarantor

Debtor Liabilities means any Liabilities of the Subordinated Creditor to any Debtor

Delegate means any delegate, agent, attorney or co-trustee appointed by the Senior Creditor

Distress Event means any of:

(a)	an Acceleration Event; or

(b)	the enforcement of any Transaction Security

Distribution means any payment by or distribution of assets of any Debtor, whether in cash, property, securities or otherwise

Early Repayment Conditions has the meaning given to that term in Clause 3.3

EIB Preserved Rights has the meaning given to that term in Clause 5.1

Equity Issue means the immediate shareholder or shareholders in the Borrower paying cash to the Borrower in consideration for an issue of shares in the Borrower to such shareholder or shareholders, provided that:

(a)	such issue of shares does not constitute a Change-of-Control Event (as defined in article 4.03A(2) (Change of Control) of the Senior Finance Contract); and

(b)
such shares are immediately made subject to Security in form and substance satisfactory to the Senior Creditor to secure the Senior Liabilities (including, where applicable, pursuant to the Senior Share Charge)

Event of Default has the meaning given to that term in the Senior Finance Contract

Extension Conditions has the meaning given to that term in Clause 5.1

Guarantee means the guarantee dated 15 December 2015 between Innocoll AG as the original guarantor (now the Guarantor) and the Senior Creditor

Gurnet means Gurnet Point (notwithstanding any assignment transfers or disposal of any of the Subordinated Creditor’s right or obligations under any Subordinated Agreements or this Deed)

Gurnet Acquirer means the Subordinated Creditor or any Affiliate of Gurnet or a group of persons (which group includes Gurnet or any Affiliate of Gurnet) acting in concert (for which purpose, “acting in concert” means acting together pursuant to an agreement or understanding (whether formal or informal))

Gurnet Acquisition means the circumstance where a Gurnet Acquirer:

(a)
becomes, or becomes subject to any requirement (pursuant to any applicable law, rule or regulation, including without limitation any listing rules applicable to the Guarantor and any of the shares in the Guarantor) to become, the direct beneficial and legal owner of a majority of the issued ordinary shares in the Guarantor; and

(b)
acquires, or becomes subject to any requirement (pursuant to any applicable law, rule or regulation, including without limitation any listing rules applicable to the Guarantor and any of the shares in the Guarantor) to acquire, the power to direct the management and policies of the Guarantor, whether through the ownership of voting capital, by contract or otherwise

Insolvency Event means, in relation to a person, any corporate action that has been taken or is pending or other steps that have been taken or legal proceedings that have been commenced or are pending or are threatened for:

(a)
the suspension of payments, a moratorium of any of its indebtedness or its winding-up, dissolution, administration, examinership or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise), whether by court action or otherwise, other than its solvent liquidation or reorganisation;

(b)	a composition, compromise, assignment or arrangement with its creditors or any class of them;

(c)
the appointment of a liquidator (other than in respect of a solvent liquidation), provisional liquidator, administrator, administrative receiver, receiver, receiver or manager, compulsory or interim manager, nominee, supervisor, conservator, guardian, trustee, custodian, examiner or other similar official in respect of it or the whole or any part of its undertaking or assets; or

(d)	enforcement of any security interest over any of its assets, or any analogous procedure or step is taken in any applicable jurisdiction

Liabilities means all money, obligations and liabilities from now or in the future due, including any payment or repayment of money, whether actual or contingent and whether as principal or surety

Licensing Transaction means any transaction pursuant to which the Borrower (as licensor) receives a single cash payment at the start of the transaction in consideration for granting a licence of intellectual property rights to a person which is not a Subsidiary of the Borrower (as licensee)

Non-Cash Consideration means consideration in a form other than cash

Obligations, in relation to a person, means all obligations or liabilities of any kind of that person from time to time, whether they are:

(a)	to pay money or to perform (or not to perform) any other act;

(b)	express or implied;

(c)	present, future or contingent;

(d)	joint or several;

(e)	incurred as a principal or surety or in any other manner; or

(f)	originally owing to the person claiming performance or acquired by that person from someone else

Parties means the parties to this Deed

Receiver means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property

Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect

Security Documents means the Senior Security Documents and the Subordinated Security Documents

Senior Discharge Date means the first date on which all Senior Liabilities have been fully and finally discharged to the satisfaction of the Senior Creditor, whether or not as the result of an enforcement, and the Senior Creditor is under no further obligation to provide financial accommodation to any Debtor under the Senior Finance Documents

Senior Finance Contract means the finance contract dated 27 March 2015 between the Senior Creditor, the Borrower and Innocoll AG as the original guarantor (now the Guarantor) as amended pursuant to a letter dated 19 February 2016 and as amended pursuant to an amendment and waiver agreement dated on or about the date of this Deed

Senior Finance Documents means each of:

(a)	this Deed;

(b)	the Senior Finance Contract;

(c)	the Senior Security Documents; and

(d)	the other Finance Documents (as defined in the Senior Finance Contract)

Senior Floating Charge has the meaning given to the term “Floating Charge” in the Senior Finance Contract

Senior Liabilities means all sums now or hereafter due, owing or incurred by a Debtor to the Senior Creditor under the terms of the Senior Finance Documents

Senior Security Documents means the Senior Floating Charge and the Senior Share Charge

Senior Share Charge has the meaning given to the term “Share Charge” in the Senior Finance Contract

Shareholder Loan means any loan from an immediate shareholder of the Borrower (as lender) to the Borrower (as borrower) provided that such loan is subordinated to the Senior Liabilities pursuant to a deed of subordination in form and substance satisfactory to the Senior Creditor

Subordinated Agreements means the Subordinated Loan Agreement and the Subordinated Security Documents and the other Finance Documents (as defined in the Subordinated Loan Agreement) (but excluding any Senior Finance Documents, other than this Deed)

Subordinated Creditor means Gurnet Point and any person that accedes to this Deed as a Subordinated Creditor in accordance with Clause 3.1.4

Subordinated Floating Charge means a second-ranking floating charge dated on or after the date of this Deed, in identical form to the Senior Floating Charge (save for the fact that it is second-ranking and secures the Subordinated Liabilities), over all of the assets of the Borrower granted by the Borrower in favour of the Subordinated Creditor

Subordinated Liabilities means all Liabilities owing or incurred (whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently, and whether as principal, surety or otherwise) by a Debtor to the Subordinated Creditor from time to time, pursuant to the Subordinated Agreements

Subordinated Loan Agreement means the USD10,000,000 loan and guaranty agreement dated on or after the date of this Deed between the Subordinated Creditor as lender and the Borrower as borrower

Subordinated Security Documents means the Subordinated Floating Charge and the Subordinated Share Charge

Subordinated Share Charge means a second-ranking fixed charge dated on or after the date of this Deed, in identical form to the Senior Share Charge (save for the fact that it is second-ranking and secures the Subordinated Liabilities), over all the shares in the Borrower granted by the Guarantor in favour of the Subordinated Creditor

Subsidiary has the meaning given to that term in the Senior Finance Contract

Taxes means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same)

Third Parties Act means the Contracts (Rights of Third Parties) Act 1999

Third Party Acquirer means any person (other than the Subordinated Creditor or any Affiliate of the Subordinated Creditor) or group of persons (which group does not include the Subordinated Creditor or any Affiliate of the Subordinated Creditor) acting in concert (for which purpose, “acting in concert” means acting together pursuant to an agreement or understanding (whether formal or informal))

Third Party Acquisition Date means any date on which a Third Party Acquirer:

(a)	becomes the direct beneficial and legal owner of a majority of the issued ordinary shares in the Guarantor; and

(b)	acquires the power to direct the management and policies of the Guarantor, whether through the ownership of voting capital, by contract or otherwise

Transaction Security means the Security created or evidence or expressed to be created or evidenced under or pursuant to the Security Documents

Transfer Documentation has the meaning given to that term in Clause 3.1.4(d)

Transferee has the meaning given to that term in Clause 3.1.4(a)

USD means the lawful currency of the United States of America

1.2	Unless a contrary indication appears:

1.2.1
a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality); and

1.2.2
a reference in this Deed to a Senior Finance Document, a Subordinated Agreement or any other agreement or instrument is a reference to that Senior Finance Document, Subordinated Agreement or other agreement or instrument as amended, novated, assigned, supplemented, extended or restated as permitted by this Deed.

1.3
The Borrower, the Guarantor and the Senior Creditor hereby designate this Deed as a “Finance Document” for the purposes of the Senior Finance Documents and the Subordinated Agreements (each as defined therein).

1.4	No term of this Deed is enforceable under the Third Parties Act by anyone who is not a party to this Deed.

1.5	The parties to this Deed may terminate this Deed or vary any of its terms without the consent of any third party.

2	Ranking

2.1
Subject to the other provisions of this Deed, the Subordinated Creditor recognises and shall ensure that any Senior Liabilities shall rank senior in right and priority of payment to all other present and future obligations, debts and liabilities due, owing or incurred under or in connection with any Subordinated Agreement (whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently, and whether as principal, surety or otherwise).

2.2	The Debtors enter into this Deed to acknowledge the arrangements between the Creditors and to give certain undertakings to the Creditors.

2.3	The Senior Creditor hereby consents to the Debtors granting the Security created under the Subordinated Security Documents to the Subordinated Creditor subject to the terms of this Deed.

2.4
The Subordinated Creditor shall not lend, and the Borrower shall not borrow, any amounts under the Subordinated Loan Agreement unless and until they have delivered to the Senior Creditor in a form and in substance satisfactory to the Senior Creditor:

2.4.1
(where Gurnet Point will be the Subordinated Creditor when such loan is made) a legal opinion of a firm of legal advisers to the Subordinated Creditor or the Borrower (and acceptable to the Senior Creditor, acting reasonably), addressed to the Senior Creditor, on the authority and capacity of the Subordinated Creditor to enter into the Subordinated Loan Agreement and the valid choice of the governing law of the Intercreditor Deed and the Subordinated Loan Agreement, submission to the jurisdiction of the courts specified in the Intercreditor Deed and the Subordinated Loan Agreement and the enforcement of foreign judgments in Delaware; or

2.4.2
(where a Transferee will be the Subordinated Creditor when such loan is made) a legal opinion of a firm of legal advisers to the Subordinated Creditor or the Borrower (and acceptable to the Senior Creditor, acting reasonably), addressed to the Senior Creditor, on the authority and capacity of the Transferee to enter into the Subordinated Loan Agreement (if signed by the Transferee) and the Transfer Documentation and the valid choice of the governing law of the Subordinated Loan Agreement (if signed by the Transferee) and the Transfer Documentation, submission to the jurisdiction of the courts specified in the Subordinated Loan Agreement (if signed by the Transferee) and the Transfer Documentation and the enforcement of foreign judgments in the jurisdiction of incorporation of the Subordinated Creditor.

3	Deferral Undertakings

3.1
Subject to Clauses 3.3 and 3.4, the Subordinated Creditor hereby undertakes with the Senior Creditor and the Debtors that, notwithstanding any provision of the Subordinated Agreements, for so long as any Senior Liabilities remain outstanding, it will not, without the prior written consent of the Senior Creditor, directly or indirectly:

3.1.1	demand or accept payment or repayment, in whole or part, from any Debtor or any other person liable, of any of the Subordinated Liabilities;

3.1.2	accelerate any of the Subordinated Liabilities or declare that any Subordinated Liabilities are prematurely due and payable or are payable on demand;

3.1.3	take, accept, receive or permit to exist any Security to secure the payment and/or repayment of any of the Subordinated Liabilities (other than pursuant to the Subordinated Security Documents);

3.1.4
assign, transfer, create any Security over or otherwise dispose of, any of the Subordinated Liabilities other than an assignment, transfer, disposal or, prior to any loan being made under the Subordinated Loan Agreement, replacement of the Subordinated Creditor by amendment to the Subordinated Agreements where:

(a)
the assignee, transferee or acquirer of the Subordinated Liabilities or replacement lender, as applicable (the Transferee) is (i) an Affiliate of Gurnet as at the date of this Deed or (ii) becomes a newly incorporated Affiliate of Gurnet after the date of this Deed and the Senior Creditor has satisfactorily completed all of its applicable “know your customer” and anti-money laundering procedures in respect of such Affiliate, and (in each case) the Transferee remains an Affiliate of Gurnet;

(b)	the Transferee accedes to this Deed as a Subordinated Creditor, pursuant to documentation in form and substance satisfactory to the Senior Creditor (acting reasonably);

(c)
the Transferee acquires all the Subordinated Liabilities and all rights and obligations of the transferring Subordinated Creditor under all Subordinated Agreements, pursuant to documentation in form and substance satisfactory to the Senior Creditor (acting reasonably);

(d)
the transferring Subordinated Creditor has delivered to the Senior Creditor a legal opinion (in form and substance satisfactory to the Senior Creditor) of firm of legal advisers to the Subordinated Creditor or the Borrower (and acceptable  to the Senior Creditor, acting reasonably), addressed to the Senior Creditor, on the authority and capacity of the Transferee to enter into any documentation referred to in this Clause 3.1.4 (Transfer Documentation) and the valid choice of the governing law of such documentation, submission to the jurisdiction of the courts specified in such documentation and the enforcement of foreign judgments in the jurisdiction of incorporation of the Transferee; and

(e)	the transferring Subordinated Creditor has delivered to the Senior Creditor evidence of the appointment of the process agent referred to in Clause 12.2 by the Transferee;

3.1.5	(save only to the extent it may be required to do so under any applicable law) set-off any of the Subordinated Liabilities against any Debtor Liabilities;

3.1.6	commence any proceedings against any Debtor or take any action for or in respect of the recovery of any of the Subordinated Liabilities or any part thereof, including, without limitation:

(a)	suing for, commencing or joining any legal or arbitration proceedings against any Debtor to recover, or in respect of, any Subordinated Liabilities;

(b)
petitioning, applying or voting for, or taking any steps (including the appointment of a receiver, liquidator, administrator, examiner or other similar officer) in relation to, the winding-up, dissolution, administration, examination or reorganisation of any Debtor or any suspension of payment or moratorium of any indebtedness of any Debtor, or any analogous procedure or step in any jurisdiction; or

(c)
entering into any composition, assignment or arrangement with any Debtor, provided that (i) (except where either (A) the Early Repayment Conditions have not been met and a Third Party Acquisition Date has not occurred or (B) the Gurnet Acquisition has occurred) the Subordinated Creditor shall be entitled (1) to take any action falling within Clause 3.1.6(b) above which is necessary (but only to the extent necessary) to preserve the validity, existence or priority of claims in respect of the Subordinated Liabilities, including the registration of such claims before any court or governmental authority and the bringing, supporting or joining of proceedings to prevent any loss of the right to bring, support or join proceedings by reason of applicable limitation periods, (2) to bring legal proceedings against any person solely for the purpose of (A) obtaining injunctive relief (or any analogous remedy outside England and Wales) to restrain any actual or putative breach of any Subordinated Agreements to which it is a party, (B) obtaining specific performance (other than specific performance of an obligation to make a payment) with no claim for damages or (C) requesting judicial interpretation of any provision of any Subordinated Agreements to which it is party with no claim for damages and (ii) the Subordinated Creditor may take any action permitted by Clause 4.1.3;

3.1.7
take any steps to enforce or require the enforcement of the Security created or evidenced, or expressed to be created or evidenced, by the Subordinated Floating Charge or the Subordinated Share Charge (including, in each case, the crystallisation of any floating charge forming part of such Security), except:

(a)
where 180 days have elapsed since the earlier of (i) the date on which enforcement is permitted under the Subordinated Loan Agreement (in accordance with its original terms) and (ii) the Maturity Date under and as defined in the Senior Finance Contract; or

(b)	to the extent that the Senior Creditor has already taken the same steps in respect of, respectively, the Senior Floating Charge or the Senior Share Charge;

3.1.8
take any steps to register the Security created or evidenced, or expressed to be created or evidenced, by the Subordinated Floating Charge (unless the Senior Creditor has promptly confirmed in writing that it has already effected such registration in respect of the Security created or evidenced, or expressed to be created or evidenced, by the Senior Floating Charge);

3.1.9	enter into any transaction, whether by way of borrowing or otherwise, constituting, or otherwise suffer to arise any Debtor Liabilities; or

3.1.10	take, accept or receive any Distribution unless expressly permitted by the Senior Finance Contract.

3.2
Subject to Clauses 3.3 and 3.4, the Debtors hereby undertake with the Senior Creditor and the Subordinated Creditor that, notwithstanding any provision of the Subordinated Agreements, for so long as any Senior Liabilities remain outstanding, they will not, without the prior written consent of the Senior Creditor directly or indirectly:

3.2.1	pay or repay or otherwise seek to reduce, in whole or part, any of the Subordinated Liabilities;

3.2.2	create or permit to exist any Security to secure the payment and/or repayment of any of the Subordinated Liabilities (other than pursuant to the Subordinated Security Documents);

3.2.3	(save only to the extent it may be required to do so under any applicable law) set-off any Subordinated Liabilities against any Debtor Liabilities; or

3.2.4	enter into any transaction, whether by the lending of money or otherwise, constituting, or otherwise suffer to arise, any Debtor Liability or to acquire any Subordinated Liabilities.

3.3
If (i) at least thirty days or any shorter period if agreed by the Senior Creditor, have elapsed after a Third Party Acquisition Date or (ii) if no Gurnet Acquisition has occurred as at the Backstop Date and the Extension Conditions have not been met (the “Early Repayment Conditions”):

3.3.1
subject to Clause 3.3.2, (i) the Subordinated Creditor shall be entitled (A) to demand or accept payment or repayment, in whole or part, from the Borrower of any of the Subordinated Liabilities, (B) to set off any of the Subordinated Liabilities against any Debtor Liabilities and (C) to accelerate any of the Subordinated Liabilities or declare that any Subordinated Liabilities are prematurely due and payable or are payable on demand and (ii) the Borrower shall be entitled to make such payment or repayment; and

3.3.2
provided that at least 90 days have elapsed since the date on which the Senior Liabilities become due and payable in full as a result of the Early Repayment Conditions being met, the Subordinated Creditor shall be entitled to:

(a)	sue for, commence or join any legal or arbitration proceedings against the Borrower to recover, or in respect of, any Subordinated Liabilities; or

(b)
petition, apply or vote for, or take any steps (including the appointment of a receiver, liquidator, administrator, examiner or other similar officer) in relation to, the winding-up, dissolution, administration, examination or reorganisation of the Borrower or any suspension of payment or moratorium of any indebtedness of the Borrower, or any analogous procedure or step in any jurisdiction, subject, in all cases, to Clause 6.

3.4	If (i) the Gurnet Acquisition has not occurred as at the Backstop Date, (ii) the Third Party Acquisition Date has not occurred as at the Backstop Date and (iii) the Extension Conditions have been met:

3.4.1	the Senior Creditor agrees to the Subordinated Liabilities being repaid in full on the Backstop Date and undertakes that it will be bound by the provisions of Clause 5;

3.4.2
the Subordinated Creditor shall be entitled (i) to demand or accept payment or repayment, in whole or part, from the Borrower of any of the Subordinated Liabilities, (ii) to set off any of the Subordinated Liabilities against any Debtor Liabilities and (iii) to accelerate any of the Subordinated Liabilities or declare that any Subordinated Liabilities are prematurely due and payable or are payable on demand; and

3.4.3	the Borrower shall be entitled to make such payment or repayment, subject, in the case of the exercise of an EIB Preserved Right, to Clause 6.

3.5
The Subordinated Creditor and the Debtors hereby agree to notify the Senior Creditor, on demand, of the amounts from time to time of any of the Subordinated Liabilities and of any Debtor Liabilities (other than those incurred under the Subordinated Agreements by way of a commitment to lend to a Debtor).

4	Amendments and waivers in relation to Subordinated Agreements

4.1	Prior to the Senior Discharge Date, the Subordinated Creditor and the Debtors may not amend or waive the terms of any Subordinated Agreement other than:

4.1.1
any amendment to the Subordinated Agreements to replace the Subordinated Creditor with an Affiliate of Gurnet prior to a loan being made under the Subordinated Loan Agreement in accordance with Clause 3.1.4; or

4.1.2	any amendment or waiver that is not detrimental to the Senior Creditor or any of the Debtors; or

4.1.3
any amendment or waiver that confirms that the Subordinated Liabilities are fully and finally discharged in consideration for an issue of shares in the Borrower or an Affiliate of the Borrower to the Subordinated Creditor, provided that:

(a)	such issue of shares does not constitute a Change-of-Control Event (as defined in article 4.03A(2) of the Senior Finance Contract); and

(b)	such shares are immediately made subject to Security in form and substance satisfactory to the Senior Creditor to secure the Senior Liabilities; or

4.1.4	an amendment or waiver where the prior written consent of the Senior Creditor is obtained.

5	Undertaking by Senior Creditor

5.1	Where:

5.1.1
after the date of this Deed but prior to 15 December 2017, the Borrower has received cash in an aggregate amount at least equal to USD 25,000,000 by way of all or any of one or more Equity Issues, one or more Shareholder Loans and one or more Licensing Transactions; and

5.1.2
the Debtors have demonstrated to the satisfaction of the Senior Creditor that, as at 30 December 2017, the Borrower has Cash of at least USD 25,000,000, (together, the Extension Conditions), the Senior Creditor:

(a)
consents to the Borrower receiving cash in an aggregate amount at least equal to USD 25,000,000 by way of all or any of one or more Equity Issues, Shareholder Loans and Licensing Transactions in connection with the satisfaction of Clause 5.1.1, and waives any Event of Default and any breach of any Finance Document that would otherwise be constituted by the occurrence of any such Equity Issue, Shareholder Loan or Licensing Transaction or any other action taken under Clause 5.1.2; and

(b)
agrees to the Subordinated Liabilities being repaid in full on the Backstop Date and undertakes that it will not demand or accept payment or repayment, in whole or part, from any Debtor of any of the Senior Liabilities pursuant to any provision of the Senior Finance Documents which allows it to do so, in each case, without prejudice to its rights to demand or accept payment or repayment, in whole or part, from any Debtor of any of the Senior Liabilities pursuant to any other provision of the Senior Finance Contract, including, without limitation, any other mandatory prepayment provisions or as a result of any Event of Default (other than an Event of Default constituted solely by the fact that the Subordinated Creditor has demanded or accepted payment or repayment, in whole or part, from the Borrower of any of the Subordinated Liabilities in accordance with Clause 3.4.1 and this Clause 5 or other than an Event of Default constituted solely by any action taken as described under Clauses 5.1.1 or 5.1.2) (such rights being the “EIB Preserved Rights”).

6	Sharing among Creditors

6.1
Where (i) any Subordinated Liabilities are due and payable pursuant to action taken by the Subordinated Creditor in accordance with Clause 3.3 or (in the case of the exercise of an EIB Preserved Right) Clause 3.4 and (ii) any Senior Liabilities are due and payable, then the Parties agree that the provisions of this Clause 6 shall apply.

6.2	Subject to Clause 8, the Borrower shall pay the Creditor Liabilities on a pro rata and pari passu basis among the Subordinated Liabilities and Senior Liabilities which are then due and payable.

6.3	If a Creditor (a Recovering Creditor) receives or recovers any amount from the Borrower other than in accordance with Clause 6.2 and applies that amount to a payment due under the Debt Documents then:

6.3.1	the Recovering Creditor shall, within three Business Days, notify details of the receipt or recovery to the other Creditor (the Sharing Creditor); and

6.3.2
the Recovering Creditor shall, within fifteen Business Days of demand by the Sharing Creditor, pay to the Sharing Creditor such amount (the Sharing Payment) as will result in the Creditor Liabilities having been reduced as if both Creditors had received or recovered amounts from the Borrower in accordance with Clause 6.2.

6.4	On a payment by the Recovering Creditor under Clause 6.3:

6.4.1
as between the Debtors and the Recovering Creditor, an amount of the Creditor Liabilities owed to the Recovering Creditor equal to the Sharing Payment will be treated as not having been paid by the Borrower to the Recovering Creditor; and

6.4.2
as between the Debtors and the Sharing Creditor, an amount of the Creditor Liabilities owed to the Sharing Creditor equal to the Sharing Payment will be treated as having been paid by the Borrower to the Sharing Creditor.

6.5	If any part of the Sharing Payment received or recovered by the Recovering Creditor becomes repayable and is repaid by the Recovering Creditor, then:

6.5.1
the Sharing Creditor shall, upon request of the Recovering Creditor, pay to the Recovering Creditor an amount equal to the Sharing Payment (together with an amount as is necessary to reimburse the Recovering Creditor for its proportion of any interest on the Sharing Payment which the Recovering Creditor is required to pay) (the Redistributed Amount); and

6.5.2	as between the Borrower and the Sharing Creditor, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by the Borrower.

6.6	This Clause 6 shall not apply to the extent that the Recovering Creditor would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the Borrower.

6.7	The Recovering Creditor is not obliged to share with the Sharing Creditor any amount which the Recovering Creditor has received or recovered as a result of taking legal or arbitration proceedings, if:

6.7.1	the Recovering Creditor notified the Sharing Creditor of the legal or arbitration proceedings;

6.7.2	the Recovering Creditor was permitted to take such legal or arbitration in accordance with the terms of this Deed; and

6.7.3
the Sharing Creditor had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

7	Subordination

7.1	Subject to Clause 3.3, upon an Insolvency Event occurring in respect of any Debtor:

7.1.1	the claims of the Subordinated Creditor in respect of any Subordinated Liabilities shall be postponed and subordinated in all respects to the Senior Liabilities; and

7.1.2	where either (i) the Early Repayment Conditions have not been met or (ii) the Gurnet Acquisition has occurred:

(a)
the Subordinated Creditor shall not, unless otherwise directed by the Senior Creditor, prove for the Subordinated Liabilities until the Senior Liabilities have first been paid or discharged in full (and for all purposes any Distribution received by the Senior Creditor shall only be taken to discharge the Senior Liabilities to the extent of the actual amount received); and

(b)
if the Subordinated Creditor is directed by the Senior Creditor to prove for the Subordinated Liabilities then it shall (to the extent lawfully able to do so) act in accordance with such directions and shall procure that any resultant Distributions shall be made by the liquidator of the Borrower, or any other person making the Distribution, to the Senior Creditor to the extent necessary to repay all the Senior Liabilities in full.

7.2	In the event of:

7.2.1
any payment or other Distribution being made to, or a right of set-off of any of the Debtor Liabilities against any of the Subordinated Liabilities being exercised by, the Subordinated Creditor or any Debtor contrary to the provisions of this Deed;

7.2.2	any Distribution being made by a liquidator or other person to the Subordinated Creditor (prior to the Senior Discharge Date), rather than to the Senior Creditor, as required by Clause 7.1; or

7.2.3
the Subordinated Creditor or any Debtor being required to exercise rights of set-off of the Debtor Liabilities against the Subordinated Liabilities under applicable law (as contemplated in Clause 3.1.5 or Clause 3.2.3), the Subordinated Creditor shall forthwith pay to the Senior Creditor an amount equal to the Distributions which shall have been so received by it from the relevant Debtor or the liquidator of that Debtor or such other person up to an aggregate amount equal to the Senior Liabilities or, as the case may be, in the case of set-off, an amount equal to the sum set-off up to an aggregate amount equal to the Senior Liabilities and, until such payment to the Senior Creditor, the Subordinated Creditor will hold such sums on trust for the Senior Creditor and any such sums so paid to the Senior Creditor shall be applied in or toward discharge of the Senior Liabilities in accordance with the terms of this Deed.

8	Application of proceeds

8.1
Subject to Clause 8.2, all amounts from time to time received or recovered by the Senior Creditor (i) in connection with the realisation or enforcement of all or any part of the Transaction Security or (ii) pursuant to the Guarantee (all such amounts being, for the purposes of this Clause 8, the Recoveries) shall be held by the Senior Creditor on trust to apply them at any time as the Senior Creditor (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause 8), in the following order of priority:

8.1.1	in discharging any sums owing to the Senior Creditor, any Receiver or any Delegate;

8.1.2	in discharging all costs and expenses incurred by the Senior Creditor in connection with any realisation or enforcement of the Transaction Security;

8.1.3
in discharging any sums outstanding under the Senior Finance Documents (including, without limitation, any principal, interest, default interest, breakage costs, prepayment indemnities or indemnities) in such order as it sees fit;

8.1.4
if the Debtors are under no further actual or contingent liability under any Senior Finance Document, in payment or distribution to the Subordinated Creditor or any person to whom the Senior Creditor is obliged to pay or distribute in priority to the relevant Debtor; and

8.1.5	the balance, if any, in payment or distribution to the relevant Debtor.

8.2	Following a Distress Event the Senior Creditor may, in its discretion:

8.2.1
hold any amount of the Recoveries which is in the form of cash, and any cash which is generated by holding, managing, exploiting, collecting, realising or disposing of any Non-Cash Consideration, in one or more interest bearing suspense or impersonal accounts in the name of the Senior Creditor with such financial institution (including itself) as the Senior Creditor shall think fit (the interest being credited to the relevant account); and

8.2.2
hold, manage, exploit, collect and realise any amount of the Recoveries which is in the form of Non-Cash Consideration, in each case for so long as the Senior Creditor shall think fit for later application under Clause 8.1 in respect of:

(i)	any sum to any Senior Creditor, any Receiver or any Delegate; and

(ii)	any part of the Senior Liabilities, that the Senior Creditor considers, in each case, might become due or owing at any time in the future.

8.3
Prior to the application of the Recoveries in accordance with clause 8.1 the Senior Creditor may, in its discretion, hold all or part of any Recoveries in one or more interest bearing suspense or impersonal accounts in the name of the Senior Creditor with such financial institution (including itself) and for so long as the Senior Creditor shall think fit (the interest being credited to the relevant account) pending the application from time to time of those monies in the Senior Creditor’s discretion in accordance with the provisions of this Clause 8.

8.4	For the purpose of, or pending the discharge of, any of the Creditor Liabilities the Senior Creditor may:

8.4.1	convert any moneys received or recovered by the Senior Creditor from one currency to another, at such rate as it may select (acting reasonably); and

8.4.2	notionally convert the valuation provided in any opinion or valuation from one currency to another, at such rate as it may select (acting reasonably).

8.5	The obligations of any Debtor to pay in the due currency shall only be satisfied:

8.5.1	in the case of Clause 8.4.1 above, to the extent of the amount of the due currency purchased after deducting the costs of conversion; and

8.5.2	in the case of Clause 8.4.2 above, to the extent of the amount of the due currency which results from the notional conversion referred to in that Clause.

8.6
The Senior Creditor shall be entitled, in its discretion, (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any law or regulation to make from any distribution or payment made by it under this Deed, and to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties or exercising its rights, powers, authorities and discretions, or by virtue of its capacity as Senior Creditor under any of the Senior Finance Documents or otherwise.

8.7
The Senior Creditor is under no obligation to make the payments to the Subordinated Creditor under Clause 8.1 in the same currency as that in which the Subordinated Liabilities are denominated pursuant to the relevant Subordinated Agreement.

8.8
For the purpose of calculating any person’s share of any amount payable to or by it, the Senior Creditor shall be entitled to notionally convert the Liabilities owed to any person into a common base currency (decided in its discretion by the Senior Creditor), that notional conversion to be made at the spot rate at which the Senior Creditor is able to purchase the notional base currency with the actual currency of the Liabilities owed to that person at the time at which that calculation is to be made.

9	Continuing obligations

9.1
The obligations of the Debtors and of the Subordinated Creditor hereunder shall be continuing obligations and shall be and remain fully effective until the irrevocable discharge in full of the Senior Liabilities notwithstanding that the Debtors may have no liability to the Senior Creditor at the time of execution of this Deed and notwithstanding any intermediate reduction or settlement of the Senior Liabilities or any part of it and notwithstanding any increase in or variation of the Senior Liabilities or any variation, extension or supplement to the Senior Finance Documents.

9.2	The Guarantor hereby confirms that the Guarantee shall continue in full force and effect, notwithstanding the provisions of this Deed.

10	Benefit of this Deed

10.1
This Deed shall be binding upon the Subordinated Creditor and the Debtors and their respective successors in title and shall enure for the benefit of the Senior Creditor and its successors, assignees and transferees notwithstanding any change in the constitution of the Senior Creditor or its absorption in, or amalgamation with, or the acquisition of all or part of its undertaking or assets by any other person, or any reconstruction or reorganisation of any kind.

10.2	The Subordinated Creditor and the Debtors may not assign or transfer any of their respective rights or obligations under this Deed.

11	Notices and other matters

11.1
Notices and other communications given under this Deed addressed to any party to this Deed shall be made to the address or facsimile number as set out below, or to such other address or facsimile number as a party previously notifies to the other in writing:

For the Senior Creditor	Attention: Aleksander Skornik
100 boulevard Konrad Adenauer L-2950 Luxembourg
Facsimile no: +352 4379 55209
For the Borrower	Attention: Corporate Controller
Unit 9, Block D
Monksland Business Park
Monksland
Athlone
Co. Roscommon
Ireland
Facsimile no.: +353 (0) 90 6486835
For the Guarantor	Attention: Corporate Controller
Unit 9, Block D
Monksland Business Park
Monksland
Athlone
Co. Roscommon
Ireland
Facsimile no.: +353 (0) 90 6486835
For the Subordinated Creditor	Gurnet Point L.P.
Attention: James Singleton
c/o Waypoint International GP LLC
55 Cambridge Parkway, Suite 401
Cambridge, MA 02142
Email: James.Singleton@waypointcapital.net

with a copy to:

Weil, Gotshal & Manges LLP 767 Fifth Avenue
New York, NY 10153
Attention: Daniel S. Dokos Email: daniel.dokos@weil.com

11.2
No failure or delay on the part of any Party to exercise any power, right or remedy under this Deed shall operate as a waiver thereof, nor shall any single or partial exercise by such Party of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in this Deed are cumulative and are not exclusive of any remedies provided by law.

11.3
Each Party agrees to be bound by this Deed notwithstanding that any other person intended to execute or to be bound by any Collateral Instrument under or pursuant to any Senior Finance Document may not do so or may not be effectually bound and notwithstanding that such other Collateral Instrument may be determined or be or become invalid or unenforceable against any other person, whether or not the deficiency is known to the Senior Creditor.

11.4
Each of the provisions of this Deed is severable and distinct from one another and if at any time one or more of such provisions is or becomes illegal invalid or unenforceable under any applicable law the validity legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

12	Law and jurisdiction

12.1	This Deed and any non-contractual obligations connected with it are governed by and shall be construed in accordance with English law.

12.2
Each Party agrees that any legal action or proceedings arising out of or in connection with this Deed or any non-contractual obligations connected with it or the transactions contemplated hereby against that Party or any of its assets may be brought in the courts of England, and irrevocably and unconditionally submits to the jurisdiction of the courts of England and irrevocably designates, appoints and empowers (in the case of each Party other than the Senior Creditor) The Law Debenture Corporation at present of Fifth Floor, 100 Wood Street, London EC2V 7EX and (in the case of the Senior Creditor) The Securities Management Trust Limited of 8 Lothbury, London EC2 7HH to receive for it and on its behalf, service of process issued out of the courts of England in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Senior Creditor to take proceedings against the Subordinated Creditor and any Debtor or any of them in whatsoever jurisdictions which shall to it seem fit, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

IN WITNESS whereof this Deed has been executed by each party hereto the day and year first above written.

Execution pages

The Senior Creditor

Executed and delivered as a deed for and on behalf of

THE EUROPEAN INVESTMENT BANK

By:	/s/ Aleksander Skornik
Name:	Aleksander Skornik
Title:	Head of Division

By:	/s/ Thomas Lugez
Name:	Thomas Lugez
Title:	Legal Counsel

The Borrower

SIGNED and DELIVERED as a DEED for and on behalf of

INNOCOLL PHARMACEUTICALS LIMITED by its lawfully appointed attorney

In the presence of:

/s/ Anthony Zook
Attorney (Signature)

Anthony Zook
Attorney (Name)

/s/ Patrick Hutchison
Witness (Signature)

Patrick Hutchison
Print Name
3803 West Chester Pike
Newtown Square, PA 19073
Print Address

Interim CFO
Witness Occupation

The Guarantor

SIGNED and DELIVERED as a DEED for and on behalf of

INNOCOLL HOLDINGS PLC by its lawfully appointed attorney

In the presence of:

/s/ Anthony Zook
Attorney (Signature)

Anthony Zook
Attorney (Name)

/s/ Patrick Hutchison
Witness (Signature)

Patrick Hutchison
Print Name
3803 West Chester Pike
Newtown Square, PA 19073
Print Address

Interim CFO
Witness Occupation

The Subordinated Creditor

Executed and delivered as a deed for and on behalf of GURNET POINT L.P.

By: Waypoint International GP LLC, its general partner

By:	/s/ James B. Singleton
Name:	James B. Singleton
Title:	General Counsel and Manager

In the presence of

Name of witness: /s/ Linda Papaargjir
Title/occupation of witness: Legal Assistant
Address of witness: